NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa	Jane Miller
Executive Vice President/	Corporate Relations Manager
Chief Financial Officer	(603) 594-8585 x 3346
(603) 595-7000	Email: investorrelations@presstek.com

PLAINTIFFS WITHDRAW APPEAL
OF SECURITIES CLASS ACTION SUIT AGAINST PRESSTEK

Hudson, NH - January 27, 2005 - Presstek, Inc. (Nasdaq:PRST) today announced that the plaintiffs in the purported securities class action lawsuit brought against the company, its former Chief Executive Officer Robert W. Hallman, and its former Chief Financial Officer Neil Rossen, have withdrawn their appeal of the U.S. District Court’s recent dismissal of the suit.

The lawsuit was allegedly brought on behalf of purchasers of Presstek’s common stock during the period from December 10, 1999 through July 16, 2001, and was filed in June 2003 in the United States District Court for the District of New Hampshire. In October 2004, in a 47-page decision granting Presstek’s motion to dismiss, Judge Steven McAuliffe of the U.S. District Court, found that each of the claims brought by the plaintiffs failed to allege a claim on which the Court could grant relief and the case was dismissed. Today, the plaintiffs formally withdrew their appeal of this matter.

“Of course, we are quite pleased with the plaintiffs’ withdrawal of their appeal and that we resolved this matter once and for all without going through the appeal process or reaching a settlement,” said James F. Scafide, Corporate Counsel of Presstek, Inc. “Throughout this process we have maintained that the allegations raised by the plaintiffs in this matter were without merit. We are happy that we can now put this issue behind us and focus our efforts on more productive matters.”

About Presstek
Presstek, Inc. is a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.

Presstek subsidiary Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free

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Anthem plate. Presstek subsidiary Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. ABDick, a Presstek Company, manufactures and markets graphic arts and printing equipment and supplies for all stages of document creation - pre-press, press and post-press - and provides continuing service and support.

For more information visit www.presstek.com, www.precisionlithograining.com and www.abdick.com, or call 603-595-7000 or email: info@presstek.com.

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